UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CHARMING SHOPPES, INC.
(Name of Registrant as Specified in Its Charter)

CRESCENDO PARTNERS II, L.P., SERIES Q
CRESCENDO INVESTMENTS II, LLC
CRESCENDO PARTNERS III, L.P.
CRESCENDO INVESTMENTS III, LLC
ERIC S. ROSENFELD
MYCA PARTNERS INC.
MYCA MASTER FUND, LTD.
ROBERT FRANKFURT
ARNAUD AJDLER
MICHAEL APPEL
CHARMING SHOPPES FULL VALUE COMMITTEE

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Charming Shoppes Full Value Committee (the “Committee”), together with the other participants named herein (as defined below), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of three nominees as directors at the 2008 annual meeting of stockholders (the “Annual Meeting”) of Charming Shoppes, Inc. (“Charming Shoppes”).

Item 1: On April 7, 2008, The Charming Shoppes Full Value Committee issued the following press release:

The Charming Shoppes Full Value Committee Files Definitive Proxy Materials to Elect Its Slate of Three Director Nominees to Charming Shoppes' Board and Sends Open Letter to Shareholders

Urges Shareholders to Elect The Committee's Three Highly Qualified Nominees Who Will Represent the Best Interests of All Shareholders

NEW YORK, April 7, 2008 -- The Charming Shoppes Full Value Committee announced today that it has filed with the Securities and Exchange Commission definitive proxy materials in connection with its nomination of three highly qualified and independent candidates for election to the Board of Directors of Charming Shoppes, Inc. ("Charming Shoppes" or the "Company") (Nasdaq: CHRS - News) at Charming Shoppes' 2008 Annual Meeting. The meeting is scheduled to be held at 450 Winks Lane, Bensalem, PA 19020 on Thursday, May 8, 2008, at 10:00 A.M. (eastern time). The Committee's nominees are Arnaud Ajdler, Michael Appel and Robert Frankfurt.

The Committee also announced today that it has issued an open letter to the shareholders of Charming Shoppes in which it urges shareholders not to be misled by recent public statements from the Company, which the Committee believes are intended to distract shareholders' attention from the significant strategic and financial problems that have been plaguing the Company. In the letter, the Committee criticizes Charming Shoppes for telling its shareholders in a recent letter that "Charming Shoppes has benefited immensely from the leadership of your Board," when in reality the current Board has presided over disastrous operating performance, poor capital allocation decisions and misguided business strategies.

   The full text of the letter follows:

ATTENTION CHARMING SHOPPES, INC. SHAREHOLDERS

Vote the enclosed WHITE proxy card
FOR
The Charming Shoppes Full Value Committee's Director Nominees

April 7, 2008

Dear Fellow Shareholders:

IT IS TIME FOR A CHANGE!

For years now, the current Charming Shoppes Board and senior management team have overseen a dramatic deterioration and precipitous decline in both the Company's operating and stock performance. In fact, in the last year alone the Company's stock price has sunk almost 62%, more than double that of the S&P Retail Index. While all Charming Shoppes' shareholders have suffered mightily, the very Board of Directors that was elected to represent our best interests has continued to reward its senior management team with excessive salaries and bonuses. To add insult to injury, Charming Shoppes has the audacity to tell its shareholders in a recent letter that "Charming Shoppes has benefited immensely from the leadership of your Board." The reality is that the current Board has presided over disastrous operating performance, poor capital allocation decisions and misguided business strategies. We cannot sit idly by and accept the status quo. Please sign, date and return the enclosed WHITE proxy card today.

THE CURRENT BOARD JUST DOESN'T GET IT!

The Company would have you believe that Charming Shoppes has "benefited immensely" from the leadership of the current Board. Ask yourself who benefits when:

-
The Company's current stock price is up only 7.9% compared to where the stock price was more than 12 years ago when Ms. Dorrit Bern, the Company's current Chairman, President and CEO, became Chief Executive Officer, compared to a 146% increase in the S&P 500 Index during the same period.

-
The Company experiences a decline of 4.1% in consolidated comparable sales over the last six years vs. an increase of 11.5% for its peers despite what the Company continues to characterize as "very high growth" marketplace.

-	The Company generates operating margins well below that of its peer group(1) despite greater revenues and a leadership position in the fast growing plus size women's apparel marketplace.
-	The Company's net income swings to a loss of approximately $83 million for fiscal year 2008, a decline of approximately $192 million from the immediately prior fiscal year.
-
The Company has spent $628 million on capital expenditures and acquisitions over the last three years ... an incredible amount when you consider that the Company's total market cap is only $565 million today. Where did our money go?

-
The Company boasts of spending $253 million in fiscal year 2008 to buy back shares when in actuality it paid an average cost of $10.43 per share, or a premium of 109% to the April 4, 2008 closing price of $4.99.

-
The Company acquires Crosstown Traders, a non-core catalog business, for approximately $261 million only to see Crosstown Traders' revenue decline 11% (despite the addition of Lane Bryant Catalog) and an EBITDA loss of $2 million. The Company recently wrote down the value of Crosstown Traders by $98.2 million, or almost 40% of the purchase price.

-
Moody's Investor Service recently cuts Charming Shoppes ratings three notches and Standard & Poor's Ratings Services lowers Charming Shoppes' corporate credit rating from B+ to BB- stating, "The downgrade is based on recent very weak operating trends which have resulted in sharp deterioration of credit metrics and our belief that these trends will not be substantially reversed in the near term."

(1) Peer group consisting of Chico's, Christopher & Banks, Dress Barn, Ann Taylor, Debs Shop and Cato Corp.

While shareholders have suffered because of management's missteps, this current Board has awarded the top five listed senior executives approximately $53.2 million in compensation over the last four fiscal years. Ms. Bern alone made $30.5 million over the last four years. It seems apparent to us that the only people who have "benefited immensely" are the senior executives who have been handsomely rewarded despite having implemented a flawed business strategy that has led to substantial underperformance and significant erosion to shareholder value.

Ask yourself whether Charming Shoppes is truly being run for the benefit of its shareholders.

                THE CURRENT BOARD IS DISCONNECTED FROM REALITY

Consider the following:

WHAT THEY SAY: "Charming Shoppes' Board is comprised of highly-qualified proven business executives with relevant experience in the retail industry."

THE REALITY: None of the seven independent directors have any experience in women's apparel retail. Ms. Bern, herself, seems to admit as much when she stated on the Company's most recent earnings conference call that "for the last six months, as I think you know, our board has been looking for qualified retailers, so that search continues ... "

WHAT THEY SAY: As illustrations to the way shareholders have supposedly "immensely benefited" from the leadership of the current Board, a recent letter to shareholders highlights, among other things, the following performance metrics over the last 5 years: "Increased consolidated net sales 25%" and "Successfully integrated and grown Lane Bryant to 896 stores from 647 stores (an increase of 38%), increased sales by 36%, and expanded Lane Bryant's distribution channels to include e-commerce, outlets and catalog."

THE REALITY: These statements illustrate that this current Board doesn't look at the right metrics to analyze the business. This Board does not seem to understand that only profitable growth (i.e., high return on capital reinvestment) can create value for shareholders. Growth for growth's sake has generated a low return on capital, a weakened balance sheet and negative shareholder value as indicated by the Company's poorly performing share price.

WHAT THEY SAY: "Arnaud Ajdler, a nominee of the Crescendo and Myca hedge funds, sits on the board of directors of Mothers Work, Inc., a direct competitor of Charming Shoppes headquartered a mere twenty minute drive from Charming Shoppes' headquarters."

THE REALITY: Mothers Work, Inc. is a retailer of maternity apparel. Charming Shoppes is a retailer of primarily plus-size women's apparel. That the Company claims this makes them direct competitors only confirms what we believe - that this Board does not understand its target customers. How can a Board and senior management team effectively market to the diverse segments of plus-size women when it does not even know who its target customers are in the first place? No wonder Charming Shoppes' operating margins have lagged its peer group's margins. No wonder the Company is suffering as a result of poor merchandising and store-level marketing that is confusing the Company's target audience.

We also question what the proximity of corporate offices has to do with competition? If it's proximity to its corporate offices that this Board wishes to raise, then it should be asking itself why its Chairman, President and CEO has commuted back and forth more than 750 miles from Illinois to the Company's headquarters in Pennsylvania for the entire 12 years since she took office.

WHAT THEY SAY: "Charming Shoppes' Board is independent, diverse and open- minded, and our interests are closely aligned with those of all Charming Shoppes' shareholders ... Furthermore, on November 8, 2007, we announced your Board's authorization of an additional $200 million share repurchase program, reflecting our great confidence in the future of this Company, and our commitment to creating shareholder value."

THE REALITY: Non-employee directors have purchased only 22,000 shares of your Company in the past 2 years with their own money. To the contrary, during their service, these directors have taken out hundreds of thousands of dollars out of your Company in the form of compensation and received, on average, 11% more in total compensation this year than last year. Why have the members of the Board purchased so few shares of your Company if they are so confident in its future? Members of the Charming Shoppes Full Value Committee collectively own approximately 8.2% of the outstanding shares of common stock. Our interests in maximizing shareholder value are squarely aligned with yours.

THIS BOARD WANTS IMMUNITY -- NOT ACCOUNTABILITY

What else could explain why the Company is spending hundreds of thousands of dollars of the shareholders' money in filing a groundless, last-ditch lawsuit littered with wildly unsupportable and frivolous claims? If the Board and senior management team are so confident that shareholders are "benefiting immensely" under their leadership and are pleased with the Company's performance, then why would they try to block the democratic process and not want to put the director election to a shareholder vote? We believe this lawsuit was designed with one purpose in mind -- to limit accountability and further entrench the Charming Shoppes Board. Please sign, date and return the enclosed WHITE proxy card today.

DO NOT BE MISLED

The Company would have you believe that it filed the lawsuit to protect your interests as shareholders. Ask yourself whom this Board is really trying to protect? How does it protect shareholders when a company takes actions aimed directly at disenfranchising shareholders and "chilling" the democratic process? It seems to us that the only interests the Board is really trying to protect in bringing this baseless lawsuit are its own. In fact, we do not think it is a coincidence that Dorrit Bern, the Company's Chairman, President and CEO, herself, is one of three incumbent directors up for election at this year's Annual Meeting.

We are shareholders just like you. Despite what the Company would have you believe, we have absolutely no interests in the Company that are not absolutely aligned with the best interests of all shareholders. If our investment in Charming Shoppes prospers, so does yours. This lawsuit is nothing more than a "smokescreen" designed to distract your attention from the real and severe operational and financial problems that have been plaguing the Company.

YOU HAVE THE OPPORTUNITY TO PROTECT YOUR INVESTMENT

Our nominees, if elected, will work with the Board to re-evaluate senior management's plan. They will appropriately represent the shareholder's best interests.

If elected, our nominees will ask the tough questions and work tirelessly with the other members of the Board to:

-	Focus senior management on improving the underperforming retail operations;
-	Focus on merchandise improvements to appeal to the Company's core customer base;
-	Explore the sale of non-core assets to simplify the business; and
-	Buy back a significant amount of shares with cash flow from operations and cash raised through asset sales. We have no intention to push the
-	Company into debt.

 DON'T RISK YOUR INVESTMENT ON THE CURRENT BOARD'S IRRESPONSIBLE OVERSIGHT

We urge all shareholders to elect our experienced director nominees on the enclosed WHITE proxy card today. Vote today for much needed change at Charming Shoppes by signing, dating and returning the enclosed WHITE proxy card today. We urge shareholders to discard any proxy materials you receive from Charming Shoppes and to vote only the enclosed WHITE proxy card.

If you have already voted management's proxy card, you have every right to change your vote by executing the enclosed WHITE proxy card - only the latest dated proxy card you return will be counted.

Your vote is very important, regardless of how many or how few shares you own. If you have any questions, or need assistance in voting your shares, please call our proxy solicitors, D.F. King & Co., Inc. toll-free at (800) 735-3107.

We thank you for your consideration and look forward to the responsibility of representing our collective interests to maximize value for all Charming Shoppes stockholders.

                                Thank you for your support,

                                The Charming Shoppes Full Value Committee

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Charming Shoppes Full Value Committee (the "Committee"), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying WHITE proxy card to be used to solicit votes for the election of its slate of nominees at the 2008 annual meeting of shareholders of Charming Shoppes, Inc., a Pennsylvania corporation (the "Company").

THE COMMITTEE ADVISES ALL SHAREHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, D.F. KING & CO., INC., TOLL FREE AT (800) 735-3107.

The participants in the proxy solicitation are Crescendo Partners II, L.P., Series Q, a Delaware limited partnership ("Crescendo Partners II"), Crescendo Investments II, LLC, a Delaware limited liability company ("Crescendo Investments II"), Crescendo Partners III, L.P., a Delaware limited partnership ("Crescendo Partners III"), Crescendo Investments III, LLC, a Delaware limited liability company ("Crescendo Investments III"), Myca Master Fund, Ltd, a Cayman Islands company ("Myca Master Fund"), Myca Partners Inc., a Delaware corporation ("Myca Partners"), Eric Rosenfeld, Arnaud Ajdler, Michael Appel and Robert Frankfurt.

Crescendo Partners II beneficially owns 7,354,125 shares of Common Stock of the Company. As the general partner of Crescendo Partners, Crescendo Investments II may be deemed to beneficially own the 7,354,125 shares of the Company beneficially owned by Crescendo Partners II.

Crescendo Partners III beneficially owns 378,275 shares of Common Stock of the Company. As the general partner of Crescendo Partners III, Crescendo Investments III may be deemed to beneficially own the 378,275 shares of the Company beneficially owned by Crescendo Partners III.

Eric Rosenfeld, as the managing member of Crescendo Investments II, which in turn is the general partner of Crescendo Partners II, may be deemed to beneficially own the 7,354,125 shares of the Company owned by Crescendo Partners II. Additionally, Eric Rosenfeld, as the managing member of Crescendo Investments III, the general partner of Crescendo Partners III, may be deemed to beneficially own the 378,275 shares of the Company owned by Crescendo Partners III.

Myca Master Fund beneficially owns 1,523,405 shares of Common Stock of the Company. As the investment manager of Myca Master Fund, Myca Partners may be deemed to beneficially own the 1,523,405 shares of the Company beneficially owned by Myca Master Fund.

Robert Frankfurt, as the President of Myca Partners, the investment manager of Myca Master Fund, may be deemed to beneficially own the 1,523,405 shares of the Company beneficially owned by Myca Master Fund. Additionally, Robert Frankfurt, as a member of a "group" for the purposes of Rule 13d- 5(b)(1) of the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the 7,354,125 shares owned by Crescendo Partners II and the 378,275 shares owned by Crescendo Partners III. Mr. Frankfurt disclaims beneficial ownership of the shares owned by Crescendo Partners II and Crescendo Partners III.

Arnaud Ajdler owns 15,000 shares of Common Stock of the Company. As a member of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, is deemed to beneficially own the 7,354,125 shares owned by Crescendo Partners II, the 378,275 shares owned by Crescendo Partners III and the 1,523,405 shares owned by Myca Master Fund. Mr. Ajdler disclaims beneficial ownership of the shares owned by Crescendo Partners II, Crescendo Partners III and Myca Master Fund.

Michael Appel, through the Michael Appel Rollover IRA account, owns 10,000 shares of Common Stock of the Company. As a member of a "group" for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, is deemed to beneficially own the 7,354,125 shares owned by Crescendo Partners II, the 378,275 shares owned by Crescendo Partners III and the 1,523,405 shares owned by Myca Master Fund. Mr. Appel disclaims beneficial ownership of the shares owned by Crescendo Partners II, Crescendo Partners III and Myca Master Fund.

Contact:
Crescendo Partners II, L.P.
Eric Rosenfeld or Arnaud Ajdler, (212) 319-7676

Myca Partners, Inc.
Robert Frankfurt, (212) 587-7611